Exhibit 10.4

ROYALTY AGREEMENT

This Royalty Agreement (“Agreement”) dated as of June 8, 2015 (“Effective Date”), is between GrowBlox Sciences, Inc. a Delaware corporation (“GBS Delaware”) and Pacific Leaf Ventures, LP, a Nevada limited partnership (“PACIFIC LEAF”).  GBS Delaware and PACIFIC LEAF may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.   GBS Delaware is a member of GB Sciences Nevada LLC, a Nevada limited liability company (“GBS Nevada”) and holds both sixty-five percent (65%)of the total membership interest of GBS Nevada and the right to receive sixty-five percent (65%) of all cash available for distribution to members of GBS Nevada (the “Distribution Rights”); and

        B.   PACIFIC LEAF has developed certain proprietary know-how and other intellectual property for the cultivation of cannabis and the extraction of oils and other constituents from cannabis (the “Intellectual Property”); and

C.  GBS Delaware now desires to acquire the Intellectual Property from PACIFIC LEAF for the use of GBS Nevada in its operations in the State of Nevada.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
LICENSE AND ROYALTY

1.1  Transfer of Intellectual Property.  Commencing within thirty (30) days of the Effective Date, PACIFIC LEAF shall provide GBS Delaware with the Intellectual Property in perpetuity for the sole use of GBS Nevada in its operations in the State of Nevada. Any other use or transfer of the Intellectual Property by GBS Delaware shall require the explicit written authorization of PACIFIC LEAF following additional negotiations, agreements, and consideration.  Any and all costs of equipment, related installation expenses, and operational expenses related to the implementation of the Intellectual Property by GBS Nevada shall be the sole responsibility of GBS Delaware and GBS Nevada, provided however that the hiring of all control personnel in connection with the installation, cultivation or extraction operations of GBS Nevada shall require the approval of PACIFIC LEAF, which approval shall not be unreasonably withheld or delayed.

1.2 Royalty Payments.  Within thirty (30) days of the end of each calendar quarter, GBS Delaware shall pay to PACIFIC LEAF the following amounts as a royalty for such calendar quarter: (i) for a period of five (5) years after the Effective Date, a sum equal to Two Dollars ($2.00) per gram of material extracted from cannabis at any facility owned, operated or controlled, directly or indirectly, by GBS Nevada; (ii) a sum equal to fourteen percent (14%) of the gross sales revenue of GBS Delaware attributable to the operations of GBS Nevada for the first five (5) years after the Effective Date; and (iii) a sum equal to seven percent (7%) of the gross sales revenue of GBS Delaware attributable to the operations of GBS Nevada for years six (6) through ten (10) following the Effective Date.

If for any reason the Distribution Rights of GBS Delaware decrease in percentage at any time, the percentages designated in 1.2(ii) and 1.2(iii) shall automatically increase proportionately. On the other hand, if for any reason the Distribution Rights of GBS Delaware increase in percentage at any time, the percentages designated in 1.2(ii) and 1.2(iii) shall automatically decrease proportionately.

1.3 Insurance. For a period of fifteen (15) years after the Effective Date, GBS Delaware shall cause GBS Nevada to maintain a commercial general liability insurance policy with limits of at least Two Million Dollars ($2,000,000) per occurrence and per claim issued by a company admitted to write liability insurance in the State of Nevada and rated at least A or better by AM Best or Standard & Poors Ratings Services.

ARTICLE II
INFORMATION; AUDITS; DISPUTES

2.1 Information. GBS Delaware shall keep and cause GBS Nevada to keep accurate records of date, type, and weight of all cultivated and extracted material produced by GBS Nevada and any other information or data relevant to the calculation of the royalty payments provided herein, including but not limited to settlement sheets, receipts, invoices or other information regarding transactions between GBS Nevada and third parties. In addition, PACIFIC LEAF shall have the right to physically inspect all facilities of GBS Nevada at any time during regular business hours.

2.2 Audits. PACIFIC LEAF shall have the right to audit the books and records of GBS Delaware and GBS Nevada related to the calculation of the royalty payments provided herein. The audit may be performed once during any calendar quarter by any person or persons designated by PACIFIC LEAF during regular business hours and in a manner that does not materially interfere with the operations of GBS Delaware and GBS Nevada.

2.3 Disputes. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including amendments or extensions), or the breach or termination of this Agreement, shall be settled by arbitration proceedings held within the State of Nevada in accordance with the then current Rules of the American Arbitration Association for Commercial Arbitration.

ARTICLE IV
GENERAL

3.1 Confidentiality. GBS Delaware agrees to keep confidential and cause GBS Nevada to keep confidential all information provided to it by PACIFIC LEAF under this Agreement and not to disclose any such information to any third party without the prior written consent of PACIFIC LEAF.

3.2 Amendment and Waiver. This Agreement may only be amended by an instrument in writing signed by the Parties. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement will not constitute a waiver of any provision of this Agreement or limit the Party’s rights thereafter to enforce any provision or exercise any right.

3.3 Severability. If at any time any covenant or provision contained in this Agreement is deemed to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision that is valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

3.4. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

3.5 Headings. The subject headings of the Articles, Sections, and Subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflicts of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

3.7 Rules of Construction. Each Party represents that it has been represented by counsel during the negotiation, preparation, and execution of this Agreement. Each such Party therefore waives the application of any law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

3.8 Attorneys’ Fees. Except as otherwise specified herein, in the event of a dispute under this Agreement, the prevailing Party shall be entitled to payment of its reasonable attorneys’ fees and costs in arbitrating or litigating the dispute.

3.9  No Joint Venture, Partnership, or Agency. This Agreement shall not be construed to create, expressly or by implication, a joint venture, partnership, or agency relationship between the Parties.

3.10 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

3.11 Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.

Executed this ____ day of May 2015.

GROWBLOX SCIENCES, INC.	PACIFIC LEAF VENTURES, LP

By______________________________	By________________________________